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EXHIBIT 10.4


                       ALBERT EINSTEIN COLLEGE OF MEDICINE



                                TABLE OF CONTENTS
                                                                            PAGE
              1.  Definitions. ............................................    2

              1.01     "Field" ............................................    2

              1.02     "Alzheimer Diagnostic Knowhow"......................    2

              1.03     "Alzheimer Diagnostic Patents"......................    3

              1.04     "Staff" ............................................    3

              1.05     "Licensed Product". ................................    3

              1.06     "Net Proceeds". ....................................    4

              1.07     "Net Sales" ........................................    4

              1.08     "Subsidiary". ......................................    4

              2.  AECOM Agreements With Third Parties. ....................    5

              3.  Statement of Work. ......................................    6

              4.  Research Funding ........................................    8

              5.  Alzheimer Diagnostic Knowhow and Patents ................   11

              6.  License Grant. ..........................................   14

              7.  Confidentiality. ........................................   15

              8.  Royalties and Payments ..................................   20

              9.  Payment Reports and Records .............................   23

              10.  Infringement ...........................................   25

              11.  Prohibition on Use of Names. ...........................   26

              12.  Term and Termination ...................................   26

              13.  Amendment and Assignment................................   30

              14.  Miscellaneous Provisions ...............................   30

              15.  Notices. ...............................................   32


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                         LICENSE AND COLLABORATIVE RESEARCH AGREEMENT
                         --------------------------------------------

          This Agreement is entered into as of February I, 1994 ("Effective Date"), by and between Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 ("AECOM") and Molecular Geriatrics, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 101 Waukegan Road, Suite 970, Lake Bluff, Illinois 60044 ("Licensee").



                                    STATEMENT
                                    --------
                AECOM and Licensee are parties to a License And Collaborative Research Agreement dated October 1, 1992 relating to therapeutics for Alzheimer's disease. Licensee now desires to acquire a license from AECOM as to AECOM's existing research, expertise, knowhow and patent rights relating to Alzheimer's disease diagnostics developed by Dr. Peter Davies ("Dr. Davies") at AECOM, and as to AECOM's future research, expertise, knowhow and patent rights in this area which result from the collaboration between AECOM, through Dr. Davies, and Licensee under this Agreement.

                NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, AECOM and Licensee agree as follows:



               1.   DEFINITIONS

               1.01 "Field"  means the  diagnosis  of  Alzheimer's  disease  and precursor or related conditions.

               1.02 "Alzheimer   Diagnostic   Knowhow"  means  all   technology,
                    inventions, technical information, biological materials and the like, whether patentable or not, discovered, invented or developed by Dr. Davies or the Staff, or by Licensee or by any combination of Dr. Davies, Staff, or Licensee, all pursuant to this Agreement, which relate to the Field, and also shall include technology, inventions, technical information, biological materials and the like, whether patentable or not, discovered, invented or developed by Dr. Davies and Staff relating to the Field on or before the Effective Date of this Agreement as to which AECOM has the right to grant a license to Licensee.



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               1.03 "Alzheimer  Diagnostic  Patents"  means all U.S. and foreign patent applications and patents owned or controlled by AECOM or by Licensee, or by both AECOM and Licensee jointly, which relate to the Field and which are based on inventions made by Dr. Davies, by the Staff, or by Licensee or by any
                    combination   thereof,   all  pursuant  to  this  Agreement,
                    including all U.S. and foreign patent applications and patents covering Alzheimer Diagnostic Knowhow. Appendix A is a listing of all U.S. and foreign patent applications and patents which are currently included in the definition of Alzheimer Diagnostic Patents, which list shall be updated from time to time by Licensee and AECOM within thirty (30) days of filing a new patent application.


               1.04 "Staff" means AECOM  employees  who are  identified by AECOM from time to time during the term of this Agreement as working under the supervision of Dr. Davie in his laboratory in the Field of this Agreement.


               1.05 "Licensed  Product"  means  any  product  in the  Field  the manufacture, use or sale of which involves the use of Alzheimer Diagnostic Knowhow, or is covered by a claim of an Alzheimer Diagnostic Patent. -3- 1.06 "Net Proceeds" means the total consideration received by Licensee in any form from any third party or parties for a sublicensee or other right, license, privilege or immunity to make, have made, use, sell or otherwise dispose of a Licensed Product.


               1.07 "Net  Sales"  means  the  total  consideration  received  by
                    Licensee and/or Subsidiaries in any form from sales of Licensed Products by Licensee and/or Subsidiaries to third parties less transportation charges, sale taxes, use taxes, excise taxes, value added taxes, customs duties or other imposts, normal and customary quantity and cash discounts, and allowances and credits on account of rejection or return of Licensed Products or on account of retroactive price reductions.


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               1.08 "Subsidiary"  of Licensee  shall mean a corporation or other business entity controlled by, controlling or under common control with Licensee. For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity, or the maximum percentage that a foreign investor may own, if equal to or less than fifty percent (50%), pursuant to local laws, customs or regulations of any country, but such corporation, or other business entity shall be deemed to be a Subsidiary for only so long as such ownership or control exists.


               2.   AECOM AGREEMENTS WITH THIRD PARTIES

               2.01 AECOM,  through Dr.  Davies,  has and will perform  research sponsored in part by the United States Government and related to the Field. As a result of this government sponsorship of the aforementioned research, the United States Government retains certain rights in such research as set forth in 35 U.S.C. ss.200 ET. SEQ. and applicable regulations. AECOM will take all necessary action to reserve for Licensee exclusive rights to the technology developed by Dr. Davies in the Field relating to Licensed Products under the sponsorship of the government, with the proviso that such reservation shall be to the extent permitted under 35 U.S.C. Section 200 ET. SEQ. and applicable regulations.


               2.02 AECOM and Dr. Davies'  continuing such government  sponsored research during the term of this Agreement will not constitute a breach of this Agreement. All rights reserved to the U.S. Government under 35 U.S.C.ss.200 ET. seq. and applicable regulations shall remain so reserved and shall in no way be affected by this Agreement. AECOM and Dr. Davies are not obligated under this Agreement to take any action which would conflict in any respect with their past, current or future obligations to the U.S. Government as to work already performed and to be performed in the future, provided, however, that AECOM will take all necessary action to reserve for Licensee exclusive rights to Licensed Products to the extent permitted under 35 U.S.C. ss.202.


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               2.03 Pursuant to a Sponsored Research Agreement dated February 4,
                    1987, AECOM had granted licenses under certain knowhow and patents to Abbott Laboratories for use in connection with Alzheimer's disease diagnostics. Pursuant to a Termination
                    and   Settlement   Agreement   between   AECOM  and   Abbott
                    Laboratories, such licenses were terminated as of October 1, 1993.



               3.   STATEMENT OF WORK


               3.01 AECOM,  through Dr. Davies and the Staff,  will use its best efforts to transfer, as soon as possible following execution of this Agreement, existing Alzheimer Diagnostic Knowhow from AECOM to Licensee in manner consistent with Licensee's objective of developing diagnostics for Alzheimer's disease. AECOM, through Dr. Davies and the Staff, will also conduct a three (3) year Research Project described in Appendix B which will be funded by Licensee pursuant to Article 4.

               3.02 Licensee  will use its best  efforts to develop a commercial diagnostic assay for Alzheimer's disease. Specifically, Licensee will develop a prototype assay effective in measuring Alzheimer's disease associated proteins in cerebrospinal fluid within twenty (20) months from the Effective Date. Licensee will then conduct a clinical study to generate data regarding the medical utility of this assay within forty (40) months from the Effective Date. Lastly, Licensee will introduce the assay to the market within sixty
                    (60) months from the Effective Date.

               3.03 During the Research  Project and throughout the term of this
                    Agreement, AECOM, through Dr. Davies, and Licensee will regularly exchange information, including Alzheimer Diagnostic Knowhow, relating to the Field and the status of the research and progress made and results obtained on the development of a commercial diagnostic assay for Alzheimer's disease. On a timely basis, AECOM will provide Licensee with information developed by Dr. Davies and the Staff regarding research and developments relating to the Field.

               4.   RESEARCH FUNDING

               4.01 The Research  Project to be undertaken by AECOM  pursuant to paragraph 3.01 will commence on the Effective Date of this Agreement. Licensee will provide financial support to AECOM for the Research Project for three (3) years in the amount of One Hundred And Five Thousand Dollars ($105,000) per year, plus overhead AS determined by the National Institutes of Health. The overhead amount currently in effect for AECOM is 65.9%. Payments to AECOM for the Research Project will be made according to the following schedule:

          (A) Upon execution of this Agreement, Licensee will pay to AECOM Forty-Three Thousand Five Hundred and Forty-One Dollars and twenty-five cents ($43,541.25) which is one-quarter of the total research support for the first year of One Hundred and Five Thousand Dollars ($105,000) plus an overhead amount of Sixty Nine Thousand One Hundred and Ninety-Five Dollars ($69,195) for a total of One Hundred and Seventy Four Thousand One Hundred and Ninety-Five Dollars ($174,195).

          (B) Within three months of the Effective Date, Licensee will pay to AECOM Forty-Three Thousand Five Hundred and Forty-One Dollars and twenty-five cents ($43,541.25), which is the second quarter of the research support for the first year.

          (C) Within six months of the Effective Date, Licensee will pay to AECOM Forty-Three Thousand Five Hundred and Forty-One Dollars and twenty-five cents ($43,541.25), which is the third quarter of the research support for the first year.

          (d) Within nine months of the Effective Date, Licensee will pay to AECOM Forty-Three Thousand Five Hundred and Forty-One Dollars and twenty-five cents ($43,541.25), which is the fourth quarter of the research support for the first year.

          (E) On the first anniversary of the Effective Date, Licensee will pay to AECOM one quarter of the total research support for the second year of One Hundred and Five Thousand Dollars ($105,000) plus overhead calculated at the then applicable rate. Licensee will pay the remaining three quarters at three month intervals thereafter.

          (F) On the second anniversary of the Effective Date, Licensee will pay to AECOM one quarter of the total research support for the third year of One Hundred and Five Thousand Dollars ($105,000) plus overhead calculated at the then applicable rate. Licensee will pay the remaining three quarters at three month intervals thereafter.

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          4.02 AECOM,  Dr.  Davies and the Staff  will not incur any  expense in excess of the amounts budgeted without first obtaining written authorization from Licensee.

          4.03 Licensee's failure to make any of the payments required by paragraph 4.01 after notice of such failure and a reasonable opportunity to cure shall be the equivalent of a termination of this Agreement by Licensee pursuant to paragraph 12.02.

          4.04 If AECOM determines that the Research Project conducted by AECOM should be terminated, AECOM shall notify Licensee of the termination date for the Research Project. The Research Project and Licensee's obligations to provide further funding for the Research Project shall terminate as of the termination date.


          5.   ALZHEIMER DIAGNOSTIC KNOWHOW AND PATENTS

          5.01 All Alzheimer Diagnostic Knowhow which is made at AECOM solely by Dr. Davies and the Staff during the term of this Agreement will be owned solely by AECOM. All Alzheimer Diagnostic Knowhow which is made jointly by Dr. Davies or the Staff and Licensee during the course of the Research Project and throughout the term of this Agreement will be owned jointly by AECOM and Licensee. All Alzheimer Diagnostic Knowhow which is made solely by Licensee during the term of this Agreement will be owned solely by Licensee. All Alzheimer Diagnostic Knowhow, irrespective of the ownership thereof as between the parties, is subject to Licensee's license granted pursuant to the terms and conditions of this Agreement and Licensee's undertaking to make payments to AECOM.


          5.02 During the term of this Agreement, AECOM, through Dr. Davies and the Staff, will promptly disclose to Licensee all Alzheimer Diagnostic Knowhow conceived, discovered, invented or developed at AECOM by Dr. Davies and the Staff, solely or jointly with Licensee. On any significant development made relative to
               Alzheimer Diagnostic Knowhow and/or Licensed Products, whether made by Licensee, AECOM, or jointly by Licensee and AECOM, Licensee shall determine whether a patent application should be prepared and filed in view of Licensee's best business judgment. Following a determination by Licensee that a patent application should be prepared and filed, AECOM will select patent counsel reasonably acceptable to Licensee and Licensee will pay the cost of preparing, filing, prosecuting and maintaining U.S. and foreign patent applications and patents. AECOM will keep Licensee fully informed concerning such applications and patents and will consult with Licensee concerning the prosecution of such applications.


          5.03 As of the Effective Date, Licensee will pay the cost of prosecuting and maintaining the Alzheimer Diagnostic Patents listed on Appendix A using patent counsel selected by AECOM and reasonably acceptable to Licensee and will also reimburse AECOM for the cost of prosecution of such applications from October 1, 19 until the Effective Date. AECOM will keep Licensee fully informed concerning such applications and will consult with Licensee concerning the prosecution of such applications.

          5.04 AECOM, Dr. Davies and the Staff will fully cooperate with Licensee in preparing, filing, prosecuting and maintaining such applications and patents relating to Alzheimer Diagnostic Knowhow. Licensee may, upon reasonable notice to AECOM, decide to discontinue paying the expenses associated with any particular application or patent. If Licensee decides to discontinue paying such expenses, AECOM may pay such expenses. Licensee shall retain no further rights in any application or patent for which Licensee decides to discontinue paying such expenses and AECOM assumes such responsibility.


          5.05 Licensee will keep AECOM fully informed as to all Alzheimer Diagnostic Knowhow conceived, discovered, invented or developed by Licensee and the status of Licensee's efforts to obtain patent protection thereon for the mutual benefit of AECOM and Licensee.

          6.   LICENSE GRANT


          6.01 Subject to paragraphs 2.01 and 2.02, AECOM grants to Licensee and Subsidiaries a worldwide, exclusive license, with the right by Licensee to grant sublicenses, under Alzheimer Diagnostic Knowhow to make, have made, use and sell Licensed Products. Licensee will not grant any sublicense under Alzheimer Diagnostic Knowhow unless it first receives the prior written consent of AECOM, which consent will not be reasonably withheld.

          6.02 Subject to paragraphs 2.01 and 2.02, AECOM grants to Licensee and Subsidiaries a worldwide, exclusive license, with the right by Licensee to grant sublicenses, under Alzheimer Diagnostic Patents to make, have made, use and sell Licensed Products. Licensee will not grant any sublicense under Alzheimer Diagnostic Patents unless it first receives the prior written consent of AECOM, which consent will not be unreasonably withheld.

          6.03 Notwithstanding the exclusive rights granted to Licensee pursuant to paragraphs 6.01 and 6.02, AECOM shall retain the right to make and use Licensed Products in its own laboratories for scientific purposes and for continued research. Further, with the consent of Licensee, which consent will not be unreasonably withheld, AECOM shall have the right to make available to other scientific institutions and researchers small quantities of biological materials covered under Alzheimer's Diagnostic Knowhow and developed in Dr. Davies' laboratory, solely for scientific and research purposes provided this is done under a confidentiality agreement approved by Licensee.


          6.04 Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in Paragraphs 6.01 and 6.02 hereof.


          7.   CONFIDENTIALITY


          7.01 Nothing herein contained shall preclude AECOM from making required reports or disclosures to the NIH or to any other governmental organization. Further, Licensee understands and acknowledges that AECOM has or may have previously published Alzheimer Diagnostic Knowhow developed prior to the Effective Date of this Agreement.


          7.02 Subject to the reporting requirements and prior publications of Paragraph 7.01 hereof and the future rights of publication set forth in paragraph 7.04 hereof, AECOM and Licensee will retain in confidence Alzheimer Diagnostic Knowhow owned by AECOM, by Licensee or jointly by AECOM and Licensee which is developed during the term of this Agreement; and neither AECOM nor Licensee will disclose any such Alzheimer Diagnostic Knowhow to a third party without the consent of the other. Licensee shall have the right to disclose Alzheimer Diagnostic Knowhow on a confidential basis for commercial purposes subject to AECOM's approval, which approval will not be unreasonably withheld.

          7.03 During the term of this Agreement, it is contemplated that Licensee will disclose to AECOM proprietary and confidential business information, technology, inventions, technical information, biological materials and the like which are owned or controlled by Licensee and which relate to or will be useful in the collaborations contemplated pursuant to this Agreement ("Licensee Confidential Information"). Licensee initially will disclose all Licensee Confidential Information in writing (or promptly confirm the oral disclosure thereof in writing) and will designate any such Licensee Confidential Information with an appropriate notation of confidentiality (e.g., "Licensee Confidentia Information"). AECOM agrees to retain such Licensee Confidential Information in confidence and not to disclose any such Licensee Confidential Information to a third party without prior written consent of Licensee for a period ending five (5) years after termination of this Agreement, except that such obligations shall not apply to any information which:

              (a) was known to AECOM or  generally  known to the public prior to its disclosure hereunder; or

              (b) subsequently  becomes  known to the public by some means other than a breach of this Agreement; or

              (C) is  subsequently  disclosed to AECOM by a third party having a awful right to make such disclosure; or

              (d) is required to be disclosed by regulation,  law or court order to the most limited extent necessary to comply therewith; or

              (e) is  independently  developed  by AECOM  without the benefit of
                  Licensee Confidential Information as evidenced by AECOM's written records.

          7.04 Notwithstanding the provisions of paragraph 7.02, AECOM will be free to publish scientific results relating to the Field in scientific journals, provided, however, that any manuscript containing such scientific results will not contain Licensee Confidential Information. Further, AECOM will supply to Licensee a copy of any such manuscript prior to its submission for publication, so that Licensee may evaluate such manuscript and determine whether it contains patentable subject matter relating to the Field on which a patent application should be filed by Licensee pursuant to paragraph 5.02 or contains Licensee Confidential Information. At Licensee's request, AECOM initially will delay submission of the manuscript in order to enable Licensee to prepare and file a patent application on any such patentable subject matter and will cooperate with Licensee in deleting from any such manuscript Licensee Confidential Information. In implementation of the foregoing, within thirty
               (30) days after receipt by Licensee of a proposed manuscript which AECOM intends to publish, Licensee will notify AECOM whether or not a patent application will be filed by Licensee in accordance with the terms and conditions of this Agreement. If at the end of such thirty (30) day period Licensee and AECOM are not able to agree to a mutually acceptable date for submission of the manuscript for publication to enable License to implement its decision to file a patent application, AECOM shall notify
               Licensee of its intention to submit such manuscript for publication without Licensee's approval and may do so thirty (30) days after giving such notice. Consistent with the foregoing procedure and without breach thereof, Dr. Davies shall have the right to release abstracts for publications relating to the Field, providing that such abstracts do not contain patentable subject matter or Licensee Confidential Information. Licensee agrees to immediately review any such abstracts for publication and promptly approve those which meet the foregoing criteria.


          7.05 Licensee will keep confidential all Alzheimer Diagnostic Knowhow received from AECOM for a period of five (5) years after termination or expiration of this Agreement, provided, however, that the obligation of confidentiality will not apply to Alzheimer Diagnostic Knowhow which:


               a. was known to Licensee or generally known to the public prior to its disclosure hereunder; or

               b. subsequently becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents; or

               c. is subsequently disclosed to Licensee by a third party having a awful right to make such disclosure; or

               d. is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith; or

               e. is independently developed by Licensee without the benefit of Alzheimer Diagnostic Knowhow as evidenced by Licensee's written records.

               8.   ROYALTIES AND PAYMENTS

               8.01 Licensee  will pay to AECOM  seven  percent  (7%) of the Net
                    Sales by Licensee and Subsidiaries. Licensee shall make such payments for the longer of ten (10) years from First Commercial Sale by Licensee of a Licensed Product or until the expiration of the last Alzheimer Diagnostic Patent which covers a Licensed Product make, used or sold by Licensee. For the purpose of this paragraph, "First Commercial Sale" shall occur when Licensee or a Subsidiary makes an unrestricted release of a Licensed Product to its sales and marketing organizations in national markets through (1) the United States or (ii) in a major western European country or
                    (iii) Japan, intended to reach the general market for the Licensed Product.

               8.02 Licensee  will  pay to  AECOM  thirty  percent  (30%) of Net
                    Proceeds for so long as Licensee receives Net Proceeds.

               8.03 If the total market  share of  unauthorized  third  parties, using Alzheimer's Diagnostic Knowhow to manufacture and sell products which directly compete in the market place with Licensed Products, exceeds 10% in Brazil, India, Korea and/or Taiwan, then the applicable royalties otherwise payable by Licensee to AECOM pursuant to Paragraph 8.01 on annual Net sales in the country (Brazil, India, Korea and/or Taiwan) where such competition exists shall be reduced proportionally by the same percentage as the market share of the unauthorized third party, provided that the maximum reduction of royalty shall be fifty percent (50%). Such reduced royalty shall remain in effect only as long as such competition continues to exist. The market share of such unauthorized third parties shall be determined annually by an independent marketing research firm selected and paid for by Licensee and acceptable to AECOM.

               8.04 Only one royalty will be payable on Net Sales by Licensee of a Licensed Product under paragraph 8.01, regardless of the number of patent claims in an Alzheimer Diagnostic Patent which cover such Licensed Product. If it is necessary or Licensee to pay royalties to any third party in order to sell Licensed Products, Licensee may offset one-half of the royalties payable to third parties against royalties payable to AECOM, provided that under no circumstances may royalties to AECOM be reduced more than fifty percent (50%) as a result of such offsets.


               8.05 Upon  execution  of this  Agreement,  Licensee  shall pay to
                    AECOM Ten Thousand Dollars ($10,000) as a license signing fee, which payment is non-refundable and shall not be credited against any other payments due to AECOM under this Agreement.


               8.06 If Licensee does not terminate  this  Agreement  pursuant to paragraph 12.02 prior to January 1, 2000, then beginning in the calendar year 2000 and in each calendar year thereafter. Licensee agrees to pay to AECOM guaranteed minimum annual royalties (to be credited against actual royalties payable pursuant to paragraphs 8.01 and 8.02) during each calendar year of Two Hundred and Fifty Thousand Dollars ($250,000). This guaranteed minimum annual royalty s non-refundable and will be paid to AECOM in equal semi-annual installments pursuant to Article 9 during each such calendar year. In no event shall any difference between actual royalties and minimum guaranteed royalties in any such calendar year affect Licensee's obligation to pay minimum guaranteed royalties in any other calendar year.


               8.07 Licensee's  failure to pay royalties  under  paragraphs 8.01 and  8.02  or to  make  any of the  payments  set  forth  in paragraph 8.06, after notice of such failure and an opportunity to cure, shall be the equivalent of a termination of this Agreement by Licensee pursuant to paragraph 12.02.



               9.   PAYMENT REPORTS AND RECORDS


               9.01 All  payments  required  to be made  by  Licensee  to  AECOM pursuant to this Agreement shall be made to AECOM in U.S. Dollars by check payable to AECOM and sent to the address set out in paragraph 15.01 for AECOM.

               9.02 Payment due from  Licensee to AECOM  pursuant to  paragraphs
                    8.01, 8.02 and 8.06 will be paid within twenty (20) days after the end of each semi-annual period during which the payment accrued. Payment shall be accompanied by a statement of the amount of Net Sales realized by Licensee and
                    Subsidiaries,   the  amount  of  Net  Proceeds  received  by
                    Licensee from sublicensees, the amount of any minimum royalty due to AECOM, and the total payment due from Licensee to AECOM.

               9.03 Licensee  shall  maintain  the usual  books of  account  and records showing sales of Licensed Product, Net Sales attributable to such sales, amounts received from sublicensees and Net Proceeds attributable thereto. Such books and records shall be open to inspection by AECOM during usual .business hours, by an independent certified public accountant to whom Licensee has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to AECOM by Licensee pursuant to this Agreement. Inspection shall be reasonably limited to those matters related to Licensee's payment obligations under this Agreement.

               10   INFRINGEMENT

               10.1 Licensee  shall have the right,  in its sole  discretion and its expense, to initiate legal proceeding on its behalf or in AECOM's name, if necessary, against any infringer of an Alzheimer Diagnostic Patent who makes, uses or sells products in the Field. Licensee shall notify AECOM of its intention to initiate such proceedings at least thirty (30) days prior to commencement thereof. Any settlement or recovery received from any such proceeding shall be divided seventy percent (70%) to Licensee and thirty percent (30%) to AECOM after Licensee deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding. If Licensee decides not to initiate legal proceedings against any such infringer, then AECOM shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding shall be divided thirty percent (30%) to Licensee and seventy percent (70%) to AECOM after AECOM deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding.

             10.2 In the event that either party initiates or carries on legal proceedings to enforce any Alzheimer Diagnostic Patent against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested. Further, the other party at its expense, shall have the right to be represented by counsel of its choice in any such proceeding, provided that the party who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings and to enter into any settlement thereof for the mutual benefit of AECOM and Licensee.



             11.    PROHIBITION ON USE OF NAMES


             11.01 AECOM and Licensee each shall not use the name of the other without prior written consent, except if the use of such name is required by law, regulation or judicial order, in which event the party intending to use such name will promptly inform the other prior to any such required use.



             12.    TERM AND TERMINATION


             12.01 Unless terminated earlier under other provisions hereof, this Agreement will expire upon the expiration of Licensee's last obligation to pay royalty hereunder.


             12.02  Licensee may terminate this  Agreement  anytime after thirty
                    (30) days from the execution of this Agreement and the licenses granted hereunder by giving notice to AECOM sixty
                    (60) days prior to such termination. Upon such termination Licensee shall be obligated to compensate AECOM for an amount equal to any salary obligations undertaken by AECOM for the Research Project for a period of one year from the date of termination. Upon any such termination, all rights in Alzheimer Diagnostic Knowhow and Alzheimer Diagnostic Patents will revert to AECOM and Licensee will not use Alzheimer Diagnostic Knowhow for any purposes whatsoever.

             12.03 If either party defaults on or breaches any material condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach. If such default or breach is not remedied within sixty (60) days from the date of such notice, the aggrieved party may at its election terminate this Agreement. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches. Upon termination of this Agreement by AECOM pursuant to this paragraph, all rights in Alzheimer Diagnostic Knowhow and Alzheimer Diagnostic
                    Patents will revert to AECOM and Licensee will not use Alzheimer Diagnostic Knowhow for any purposes whatsoever and, except as provided in paragraph 12.06, Licensee's obligations to make payments hereunder will be terminated.

             12.02  Licensee may terminate this  Agreement  anytime after thirty
                    (30) days from the execution of this Agreement and the licenses granted hereunder by giving notice to AECOM sixty
                    (60) days prior to such termination. Upon such termination Licensee shall be obligated to compensate AECOM for an amount equal to any salary obligations undertaken by AECOM for the Research Project for a period of one year from the date of termination. Upon any such termination, all rights in Alzheimer Diagnostic Knowhow and Alzheimer Diagnostic Patents will revert to AECOM and Licensee will not use Alzheimer Diagnostic Knowhow for any purposes whatsoever.


             12.03 If either party defaults on or breaches any material condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach. If such default or breach is not remedied within sixty (60) days from the date of such notice, the aggrieved party may at its election terminate this Agreement. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches. Upon termination of this Agreement by AECOM pursuant to this paragraph, all rights in Alzheimer Diagnostic Knowhow and Alzheimer Diagnostic
                    Patents  will  revert  to AECOM  and  Licensee  will not use

                    Alzheimer Diagnostic Knowhow for any purposes whatsoever and, except as provided in paragraph 12.06, Licensee's obligations to make payments hereunder will be terminated.


             12.04 (i) Any dispute controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration conducted in New York in accordance with the then-existing rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


                    (ii) In any arbitration pursuant to (i), the award shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each party and the third of whom, who shall be the chairman of the arbitration panel, shall be appointed by mutual agreement of the two arbitrators appointed by the parties. In the event of failure of a party to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceedings, or in the event of failure of the two appointed arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, such arbitrator shall be appointed by the AAA in accordance with its then-existing rules. (For this purpose, commencement or the arbitration proceedings shall be the date on which a request or demand for arbitration is first filed with the
                    AAA).


             12.05 If either party becomes insolvent or makes an assignment for the benefit of creditors or if proceedings for a voluntary bankruptcy are instituted on behalf of either party or if either party is declared bankrupt or insolvent, the other party may at its election terminate this Agreement by notice to the bankrupt or insolvent party.


             12.06 Termination of this Agreement by either party shall not prejudice the right of AECOM to recover any royalty due at the time of termination or which becomes due after termination based upon rights vested prior to termination and shall not prejudice any cause of action or claim of either party accruing under the licenses granted herein.

             13.    AMENDMENT AND ASSIGNMENT

             13.01 This Agreement sets forth the entire understanding between the parties pertaining to the subject matter hereof.


             13.02 Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by both parties.

             13.03 Without the prior written approval of the other party, neither party may assign this Agreement except to a party acquiring substantially all of the assigning party's business to which this Agreement relates.



             14.    MISCELLANEOUS PROVISIONS


             14.01  This  Agreement   shall  be  interpreted  and  construed  in
                    accordance with the laws of the State of New York.

             14.02 This Agreement has been prepared jointly and shall not be strictly construed against either party.

             14.03 If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

             14.04 Licensee agrees to indemnify AECOM, its trustees, employees and agents for the cost of defense and for damages awarded, if any, as a result of any claims, liabilities, suits or judgments arising out of this Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by AECOM, its trustees, employees and agents or a breach by AECOM of this Agreement. This indemnity is conditioned upon AECOM's obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after AECOM has received notice of said claim or lawsuit and
                    (ii) assist Licensee and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided.

             14.05 This Agreement shall not apply to other research projects or collaborations conducted by Licensee, provided such research projects or collaborations are conducted without the use whatsoever of any of the materials supplied or produced under this Agreement, Alzheimer Diagnostic Knowhow, or Alzheimer Diagnostic Patents.



             15.    NOTICES


             15.01 Any notice or report required or permitted hereunder shall be given in writing by registered or certified mail, return receipt request, to the following addresses:




                        TO LICENSEE:
                        Molecular Geriatrics, Inc.
                        101 Waukegan Road - Suite 970
                        Lake Bluff, Illinois  60044


                         TO AECOM:
                         Albert Einstein College of Medicine
                           of Yeshiva University
                         1300 Morris Park Avenue
                         Bronx, NY  10461
                         Attention:   Dr. Sidney Goldfischer
                                      Office of Industrial Liaison

                         WITH COPY TO:

                         Kenneth P. George, Esq.
                         Amster, Rothstein & Ebenstein
                         90 Park Avenue - 21st Floor
                         New York, NY  10016

              IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the day and year first above written.


                              ALBERT EINSTEIN COLLEGE OF MEDICINE
                              OF YESHIVA UNIVERSITY, A DIVISION
                              OF YESHIVA UNIVERSITY

                                   /s/ Emanuel Genn
                               BY __________________________
/s/ Irma Conti
_______________                TITLE Associate Dean for Business Affairs
                                     ___________________________________
2/10/94
_______________                DATE   2/10/94
                                     _______________________



                              MOLECULAR GERIATRICS, INC.

WITNESS:                      BY /s/ Robert Mauer
/s/Phillip Donenberg             __________________________________
________________              TITLE  Chief Operating Officer
Controller 2/4/94             _____________________________________
________________              DATE   Feb. 4, 1994
                                     ______________________________